EXHIBIT 99.2

   Media Contact: Kekst & Co.            STILWELL
                                         FINANCIAL INC.
      Michael Herley (212-521-4897)
                                                     920 Main Street, 21st Floor
                                                    Kansas City, Missouri  64105

Investor Contact:                                               NYSE Symbol:  SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO
  Daniel P. Connealy (816-218-2412)         Release No. 2001-18    July 25, 2001
    Vice President and Chief Financial Officer

                                 {News Release}

                         STILWELL FINANCIAL INC. REPORTS
                             SECOND QUARTER RESULTS

              - COMPANY REPORTS NET CASH INFLOWS DURING QUARTER AND
                       CONTINUED STRONG OPERATING MARGIN -

                                    (Page 1)

Kansas City, Missouri

         Stilwell Financial Inc. ("Stilwell" or the "Company") reported ongoing second quarter 2001 net income of $104.5 million, or 46(cent) per diluted share, compared to net income of $150.8 million, or 66(cent) per diluted share, in second quarter 2000. For the six months ended June 30, 2001, Stilwell reported ongoing net income of $216.4 million, or 94(cent) per diluted share, versus $293.7 million, or $1.29 per diluted share, in comparable 2000. The lower ongoing earnings in 2001 reflect reduced revenues due to reduced levels of assets under management, an increase in amortization expense associated with purchases of Janus Capital Corporation ("Janus") common stock and higher depreciation resulting from Janus's technology infrastructure development over the last three years.

         All periods discussed above exclude certain non-recurring items as discussed in the table below. Taking into consideration these non-recurring items, reported net income for the three months ended June 30, 2001 and 2000 totaled $90.4 million and $151.7 million, respectively, and for the six months ended June 30, 2001 and 2000 totaled $201.8 million and $340.4 million, respectively.

         A 26% decrease in average assets under management during second quarter 2001 versus 2000 led to lower revenues ($411.5 million from $563.0 million). Stilwell's ongoing operating margin continued to exceed 40%, reflecting the savings generated by Janus in connection with its increased focus on electronic shareowner servicing and reliance on technology. Furthermore, the strong operating margin occurred despite an additional $8.9 million in amortization expense during the quarter associated with the goodwill and intangible assets recorded in connection with the Janus share purchases during the first half of the year. Significantly, Stilwell's ongoing earnings before interest, income taxes, depreciation and amortization ("EBITDA") as a percentage of revenues ("EBITDA margin") totaled 51% versus 49% in second quarter 2000, reflecting Stilwell's increased ownership of Janus and its efficient operating structure. Exclusive of the one-time items below, Stilwell's equity in the net earnings of DST Systems, Inc. ("DST") increased 13% during second quarter 2001 versus 2000, continuing the strong growth trends experienced by DST.

         During second quarter 2001, Stilwell reported net cash inflows of approximately $2.1 billion - with activity in non-direct distribution channels spurring the growth - and a slight (approximately 1%) drop in the number of shareowner accounts.

         For the six months ended June 30, 2001, Stilwell's revenues were $860.0 million, a 22% decrease from the $1,108.1 million in the same prior year period. This decrease reflects lower average assets under management in 2001 ($235.2 billion) compared to 2000 ($299.3 billion). The year-to-date 2001 operating margin, exclusive of non-recurring costs, was 40.9% compared to 45.2% in 2000 and the ongoing EBITDA margin was 50% versus 48% in comparable 2000. Stilwell's equity in the ongoing net earnings of DST grew by 18% period to period.

Diluted Earnings per Share And Statistical Comparisons

                                                           Second Quarter                       Year to Date
                                                         -------------------                 -------------------
                                                         2000           2001                 2000           2001
                                                         ----           ----                 ----           ----
Diluted Earnings Per Share:
  Ongoing Operations, exclusive of amortization of     $   0.67       $    0.51            $    1.31      $    1.01
     goodwill and intangible assets
  Amortization of goodwill and intangibles                                                     (0.02)
                                                          (0.01)          (0.05)                              (0.07)
                                                       --------       ---------            ---------      ---------
  Ongoing Operations                                       0.66            0.46                 1.29           0.94

  Severance, facility closing and other costs (1)                         (0.10)                              (0.09)
  DST gains on sale of business unit and investments (2)                   0.03                                0.03
  Gain on litigation settlement (3)                                                             0.12
  Gain on sale of Janus common stock (3)                                                        0.07
  Proportionate share of DST items during 2000 (3)         0.01                                 0.02
                                                       --------       ---------            ---------      ---------
  Reported earnings per share                          $   0.67       $    0.39            $    1.50      $    0.88
                                                       ========       =========            =========      =========


Operating margin - ongoing (excluding effects of (1))      45.4%           40.9%                45.2%          40.9%
                                                       ========       =========            =========      =========

Average Assets Under Management (in billions)          $  304.2       $   223.9            $   299.3      $   235.2
                                                       ========       =========            =========      =========
Shareowner accounts (in thousands)                                                           6,324.4        6,215.2
                                                                                           =========      =========


(1) During the six months ended June 30, 2001, Janus recorded approximately $48.5 million in severance, facility closing and related costs associated with work force reductions in February and April 2001 and the closing of its Austin location in April 2001. Approximately $39.4 million of the total costs were recorded during second quarter 2001. Partially offsetting these costs was a first quarter 2001 reduction of approximately $8.2 million in stock bonus accruals at Janus that were no longer payable as a result of the sale of shares of Janus common stock by various employees to Stilwell on March 16, 2001 as previously disclosed.

(2) The Company recorded $8.1 million in equity earnings of DST representing Stilwell's proportionate share of DST non-recurring gains in connection with the sale of DST's portfolio accounting business and sales of marketable securities during second quarter 2001.

(3) Reported net income for the three and six months ended June 30, 2000 included the following: i) a first quarter after-tax gain of $27.3 million resulting from the settlement of litigation with a former equity affiliate;
    ii) a first quarter $15.1 million after-tax gain associated with Stilwell's sale of 192,408 shares of its Janus common stock to Janus for use in the Janus employee stock incentive programs; and iii) $3.4 and $0.9 million (after-tax) in first and second quarter gains, respectively, representing the Company's proportionate share of a litigation settlement and sales of marketable securities recorded by DST.

                                 Second Quarter

         Stilwell, which includes Janus, Berger LLC, Nelson Money Managers plc and an approximate 33% equity investment in DST, reported $220.1 billion in assets under management as of June 30, 2001 compared to $205.9 billion as of March 31, 2001 and $313.0 billion as of June 30, 2000. The increase in assets under management during the quarter resulted from the following: i) net cash inflows of $2.1 billion, indicative of the growth in various intermediated distributions channels (e.g., variable annuity, adviser, institutional and sub-advised) and ii) market appreciation of $12.1 billion. Average assets under management totaled $223.9 billion during second quarter 2001 compared to $246.6 billion in first quarter 2001 and $304.2 billion in second quarter 2000. The lower level of average assets under management in second quarter 2001 versus 2000 resulted in a 27% decrease in revenues quarter-to-quarter.

         Operating income for the three months ended June 30, 2001 (exclusive of one-time items) was $168.1 million versus $255.8 million in 2000. This decline is attributable to the expected margin pressures from a lower level of assets under management and resulting lower revenue totals, as well as to higher depreciation and amortization and certain components of expenses that are fixed. Although declining from the comparable prior period, Stilwell's ongoing operating margin exceeded industry standards. The work force reductions and facility closings by Janus during the first half of the year saved approximately 2(cent) per diluted share (ongoing) during second quarter 2001 and contributed significantly to the continued strong ongoing operating margins.

         Operating expenses of $243.4 million ($282.8 million with non-recurring costs) for second quarter 2001 were 21% lower than the $307.2 million in second quarter 2000. Reduced expenses occurred in the following key categories: i) compensation, primarily due to a 34% reduction in the average number of employees quarter to quarter, as well as to reduced investment performance-based incentive compensation; ii) third party concession fees resulting from a lower level of assets under management through these distribution arrangements; iii) professional services (due to a lower number of temporary employees in 2001 versus 2000); and iv) other variable costs reflecting the decline in revenues. Offsetting these decreases, however, was a $12.2 million increase in depreciation and amortization arising from goodwill and identified intangibles associated with Stilwell's acquisition of 802,042 shares of Janus common stock during the first half of the year and Janus's technology and operational infrastructure efforts over the last three years. The increase in these non-cash expenses had the effect of reducing the operating margin by more than two percentage points.

         Exclusive of the one-time gains recorded by DST in second quarter 2001 and 2000, equity earnings from DST improved $1.9 million to $16.3 million. This improvement was largely attributable to higher earnings in DST's financial services segment. Consolidated DST revenues increased 34%, largely due to the inclusion of revenue from EquiServe Limited Partnership, in which DST acquired controlling ownership on March 30, 2001. Revenues also increased due to a higher number of shareowner accounts serviced (totaling 74.8 million at June 30, 2001 versus 73.5 million at March 31, 2001, 72.1 million at December 31, 2000 and
63.9 million at June 30, 2000) and a higher level of images produced and statements mailed (increases of 11% and 2%, respectively, since prior year second quarter).

         As previously disclosed, on May 1, 2001, Stilwell purchased 600,000 shares of Janus common stock from Thomas H. Bailey, Janus's Chairman, President and Chief Executive Officer, for approximately $603 million. The acquisition was funded through the issuance of zero-coupon convertible debt securities ("debt securities"), which resulted in net proceeds to Stilwell of approximately $675 million. Stilwell's interest expense increased by $8.5 million primarily as a result of interest costs associated with the acquisition of the Janus shares from Mr. Bailey, accreted interest on the debt securities and amortization of 2/12th of the approximately $16.4 million in debt issue costs paid in connection with the debt securities. Other income declined by $5.2 million quarter-to-quarter largely as a result of reduced interest income (from lower average cash balances and interest rates).

         The Company's effective tax rate decreased by approximately two percentage points quarter-to-quarter reflecting the larger proportionate contribution to net income from equity in net earnings of DST, partially offset by amortization expense associated with the purchase of shares of Janus common stock that is not deductible for income tax purposes.

                                  Year to Date

         During the six months ended June 30, 2001, assets under management declined $37.7 billion (from $257.8 billion as of December 31, 2000 to $220.1 billion as of June 30, 2001). This decline reflects market depreciation of $36.2 billion and net cash outflows of $1.5 billion. Average assets under management during the six months ended June 30, 2001 totaled $235.2 billion compared to $299.3 billion in the same 2000 period, resulting in a decrease in revenues from $1,108.1 million in 2000 to $860.0 million in 2001. The expected margin pressures (as noted in the second quarter discussion) led to a $148.9 million decline in ongoing operating income in 2001 versus 2000.

         Operating expenses of $508.2 million ($548.5 million including non-recurring costs) for year to date 2001 were 16% lower than the $607.4 million in comparable 2000. Reduced expenses occurred in the same key components identified in the second quarter discussion. Compensation and third party concession fees - the two largest components of Stilwell's operating expenses - represented approximately 36% of revenues for the six months ended June 30, 2001, which is consistent with the levels experienced during the same 2000 period. Depreciation and amortization increased $21.5 million period-to-period, resulting in an increase in this component as a percentage of revenues from 3.2% in 2000 to 6.6% in 2001.

         Exclusive of the one-time gains recorded by DST in 2001 and 2000, equity earnings from DST improved $5.3 million to $34.1 million in 2001. This improvement was largely attributable to higher operating earnings in DST's financial services segment, driven by increased revenues.

         Stilwell's interest expense increased by $10.9 million and other income decreased by $8.3 million primarily as a result of the items identified in the second quarter discussion. The Company's effective tax rate was essentially unchanged for the six months ended June 30, 2001 compared to the same 2000 period.



BUSINESS OUTLOOK

         Landon H. Rowland, Stilwell's Chairman, President and Chief Executive Officer, said, "Second quarter 2001 proved to be a challenging, yet successful period for Stilwell and its subsidiaries. Our ongoing earnings were consistent with expectations, but more importantly, there were several key items that exceeded expectations.

        "First, Stilwell reported net cash inflows for the quarter in excess of $2 billion. While these flows are modest compared to the record levels experienced during 2000, the net inflows - given the very difficult market conditions throughout 2001 - highlight the continued appeal of both the Janus and Berger investment management approach and the strength of each company's brand. The slight decrease in the number of shareowner accounts during the first six months of 2001 is a further indication of this investor interest.

         "Second, the acquisition of 8% of Janus common stock provides additional cash flow to Stilwell, as evidenced by the increase in the EBITDA margin from 2000 to 2001. Significantly, the additional shares provide Stilwell the opportunity to work with Janus to enhance and broaden the employee ownership base in the Janus organization.

         "Third, completion of the zero-coupon convertible debt offering not only satisfied the immediate need for funding the purchase of Janus common stock, but also signified an important step in broadening Stilwell's scope and capabilities for capital generation. The credit rating of `A-/A-2' recently assigned to Stilwell by Standard & Poor's reinforces the credibility of Stilwell, its subsidiaries and its strategy.

         "Lastly, we believe the Company has demonstrated its ability to maintain industry-leading operating margins in challenging market and business conditions. This operational flexibility provides Stilwell and its subsidiaries a solid foundation as opportunities for growth and diversification are identified. Stilwell is committed to strengthening the brand and franchise value of Janus, Berger, Nelson and DST, and together with these entities, Stilwell remains focused on generating long-term shareholder wealth."

-------------------------------------------------------------------------------




         Shareholders and other interested parties are invited to listen to Stilwell's second quarter earnings presentation by calling (800) 289-0436 (domestically) or (913) 981-5507 (internationally), code #731471, at least ten minutes prior to the 2:00 pm EDT start time of the presentation on July 26, 2001. The accompanying slides to the presentation are expected to be available on the Stilwell web site (http://www.stilwellfinancial.com) on the morning of July 26, 2001. Additionally, a replay of the presentation will be available by calling (719) 457-0820 or (888) 203-1112, code #731471. The replay will be available for one week.

         Stilwell is a diversified, global financial services company with operations through its subsidiaries and affiliates in North America, Europe and Asia. The primary entities comprising Stilwell are Janus Capital Corporation, an approximately 90.3% owned subsidiary; Berger LLC, of which Stilwell owns 100% of the preferred limited liability company interests and approximately 87% of the regular limited liability company interests; Nelson Money Managers Plc, an 80% owned subsidiary; and DST Systems, Inc., an equity investment in which Stilwell holds an approximate 33% interest.



                               * * * * * * * * * *


This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and Stilwell's Annual Report on Form 10-K for the year ended December 31, 2000, both on file with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)


                              ............. The End

                             STILWELL FINANCIAL INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  (dollars in millions, except per share data)
                                   (Unaudited)

                                                        Three Months                           Six Months
                                                       Ended June 30,                        Ended June 30,
                                                       --------------                        ---------------
                                                   2000              2001                  2000             2001
                                                   ----              ----                  ----             ----
 Revenues:
   Investment management fees                     $  462.7         $ 337.8              $  912.6         $  705.6
   Shareowner servicing fees                          85.8            58.2                 169.4            122.3
   Other                                              14.5            15.5                  26.1             32.1
                                                  --------         -------              --------         --------
         Total                                       563.0           411.5               1,108.1            860.0
                                                  --------         -------              --------         --------
Operating expenses (1):
  Compensation                                       124.1            80.5                 249.0            179.8
  Marketing and promotion                             25.9            25.6                  54.7             50.0
  Third party concession fees                         81.4            61.7                 153.7            127.7
  Depreciation and amortization                       19.9            32.1                  35.5             57.0
  Professional services                               16.8            12.2                  32.0             24.8
  Other                                               39.1            31.3                  82.5             68.9
  Severance, facility closing and other costs                         39.4                                   40.3
                                                  --------         -------              --------         --------
        Total                                        307.2           282.8                 607.4            548.5
                                                  --------         -------              --------         --------

Operating Income                                     255.8           128.7                 500.7            311.5

Equity in earnings of unconsolidated affiliates       15.8            24.4                  34.6             42.2
Interest Expense - Kansas City
  Southern Industries, Inc.                            -               -                    (0.7)             -
Interest Expense - third parties                      (1.3)           (9.8)                 (3.2)           (14.8)
Gain on litigation settlement                          -               -                    44.2             -
Gain on sale of Janus Capital Corporation common stock -               -                    15.1             -
Other, net                                            11.5             6.3                  21.4             13.1
                                                  --------         -------              --------         --------

   Income before taxes and minority interest         281.8           149.6                 612.1            352.0

Income tax provision                                 102.3            51.3                 216.6            123.5
Minority interest in consolidated earnings            27.8             7.9                  55.1             26.7
                                                  --------         -------              --------         --------
Net Income                                        $  151.7         $  90.4              $  340.4         $  201.8
                                                  ========         =======              ========         ========

Per Share Data (2):
-------------------

Weighted Average Common
     shares outstanding (in thousands)             223,000         219,387              223,000           219,223
                                                  --------         -------              -------          --------

Basic Earnings per Common Share                   $   0.68         $  0.41              $   1.53         $   0.92
                                                  ========         =======              ========         ========

Diluted Common
   shares outstanding (in thousands)               223,000         224,615               223,000          224,649
                                                  --------         -------              --------         --------

Diluted Earnings per Common Share                 $   0.67         $  0.39              $   1.50         $   0.88
                                                  ========         =======              ========         ========

(1)Certain expenses were reclassified from the first quarter 2001 to separately identify non-recurring severance, facility closing and other costs

(2)Stock options are included in the respective periods for the proportionate number of days outstanding during each period. The accumulation of Basic and Diluted Earnings per Common Share for the two quarters in 2000 and 2001 do not necessarily total the Basic and Diluted Earnings per Common Share for the six months ended June 30, 2000 and 2001, respectively.